As filed with the Securities and Exchange Commission on January 31, 2024

Registration Statement No. 333-276505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Evaxion Biotech A/S

(Exact name of Registrant as specified in its charter)

The Kingdom of Denmark		Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Dr. Neergaards Vej 5F

2970 Hørsholm

Denmark

Telephone: +45 31 31 97 53

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christian Kanstrup

Chief Executive Officer

Evaxion Biotech A/S

Dr. Neergaards Vej 5F

2970 Hørsholm

Denmark

Telephone: +45 31 31 97 53

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications including communications sent to agent for service, should be sent to:

Dwight A. Kinsey Michael D. Baird Duane Morris LLP 230 Park Avenue Suite 1130 New York, NY 10169 Telephone: (212) 818-9200	Lars Lüthjohan Mazanti-Andersen AdvokatPartnerselskab Amaliegade 10 DK-1256 Copenhagen K Denmark Telephone: +45 3314 3536	John J. Hart Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

Evaxion Biotech A/S is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form F-1 (Registration No. 333-276505) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 1.1, and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 8 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in Amendment No. 1 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

The general meeting is allowed to discharge our board members and members of our executive management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of our executive management from liability to our company. However, the general meeting cannot discharge any claims by individual shareholders or other third parties. In addition, the discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand.

Additionally, we have agreed to indemnify our board members and members of our executive management and employees, in relation to certain claims. We will not, however, indemnify our board members, executive management and employees, in respect of: (i) claims against a person pursuant to Danish law raised before the Danish Courts, except claims arising from the offer, sale and listing of the our securities in the United States and/or its subsequent status as a listed company in the United States, including in respect of our reports filed with or furnished to the U.S. Securities and Exchange Commission; (ii) claims against a person for damages and legal costs related to criminal and/or grossly negligent or willful acts or omissions committed by the indemnified person; (iii) claims against an indemnified person, which is attributable to the gaining or purported gaining of any profit or advantage to which the indemnified person or any related natural or legal person was not legally entitled; (iv) claims covered by insurance; (v) claims brought against the indemnified person by us or any subsidiary of ours; and (vi) any sum payable to a regulatory authority by way of a penalty in respect of the indemnified person’s personal non-compliance with any requirement of a regulatory nature howsoever arising. The indemnification is limited to a maximum amount of DKK 534.5 million per claim per person. The indemnification shall remain in force for a period of five years after the resignation of the indemnified person from us or our subsidiaries, if the claims made within such period are related to such person’s services to us.

There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules on discharge of liability in the Danish Company Act, as set forth above, because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on recourse claims between an employee (including members of our executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.

In addition, we provide our board members and executive management with directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

2022 Sales of Unregistered Securities

Lincoln Park Purchase Agreement

On June 7, 2022, we completed a private placement to Lincoln Park Capital Fund, LLC pursuant to which we have the right to sell to Lincoln Park up to $40,000,000 of our ordinary shares represented by American Depositary Shares (the “ADSs”), subject to certain limitations, from time to time over the 36- month period commencing on the date that a registration statement covering the resale of the ADSs is declared effective by the SEC. We issued 428,572 ordinary shares to Lincoln Park as consideration for its commitment to purchase our shares under the Purchase Agreement. In the Purchase Agreement, Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, or the Securities Act). The securities were sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

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2023 Securities Purchase Agreement and Investment Agreement

On December 18, 2023, the Company, entered into a securities purchase agreement (the “Purchase Agreement”) and an Investment Agreement (the “Investment Agreement”; and, together with the Purchase Agreement referred to herein as the “Purchase Agreements”), with certain Institutional Accredited Investors, Qualified Institution Buyers and other Accredited Investors, including all members of the Company’s Management and Board of Directors and MSD GHI (“MSD”), a subsidiary of Merck Inc. (collectively, the “Purchasers”), for the issuance and sale in a private placement (the “Private Placement”) of 9,726,898 of the Company’s ordinary shares, represented by American Depositary Shares, and accompanying warrants to purchase up to 9,726,898 Ordinary Shares represented by ADSs at a purchase price of $0.544 per ordinary share. The Warrants are exercisable immediately upon issuance, expire three (3) years after the closing date of the Private Placement and have an exercise price equal to $0.707 per Ordinary Share.

MSD participated in the Private Placement accounting for some 25% of the full offering amount. Further, the Private Placement included significant participation by all members of the Company’s management and board of directors.

The gross proceeds to the Company from the Private Placement were approximately $5.3 million, with up to an additional $6.8 million of gross proceeds upon cash exercise of the Warrants, before deducting offering expenses payable by the Company.

The Private Placement was subject to the satisfaction of customary closing conditions and closed on December 21, 2023.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description	Form	Date	Incorporated by Reference Number	File Number
1.1**	Engagement Agreement, by and between the Company and H.C. Wainwright & Co., LLC, dated as of September 27, 2023, as amended

3.1	Articles of Association currently in effect (including English translation)	6-K	1/26/2024	1.1	001-39950

4.1	Form of Deposit Agreement among the Registrant, the depositary and holders and beneficial owners of the American Depositary Shares	F-6	01/12/2021	1	333-252038

4.2	Form of Specimen American Depositary Receipt (included in Exhibit 4.1)

4.3*	Form of Placement Agent Warrant for this Offering

4.4*	Form of Pre-Funded Warrant for this Offering

4.5*	Form of Series A Ordinary Warrant for this Offering

5.1*	Form of Opinion of Mazanti-Andersen regarding the validity of the Ordinary Shares being registered

8.2*	Form of Tax Opinion of Mazanti-Andersen

10.1*	Form of Securities Purchase Agreement for this Offering

10.2	CAF®09b Supply, Patent Know How & Trademark License Agreement dated November 30, 2020, between Statens Serum Institut and Evaxion Biotech A/S	F-1	01/08/2021	10.1	333-251982

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10.3	Finance Contract between European Investment Bank and Evaxion Biotech A/S dated August 6, 2020	F-1	01/08/2021	10.2	333-251982

10.4	Lease Agreement dated October 2, 2020 between Evaxion Biotech A/S and DTU Science Park A/S.	F-1	01/08/2021	10.3	333-251982

10.5	Clinical Trial Collaboration and Supply Agreement by and among Evaxion Biotech A/S, MSD International GmbH and MSD International Business GmbH, subsidiaries of Merck & Co., Inc., (known collectively as MSD outside the United States and Canada) (Incorporate by Reference to Exhibit 99.2 to Form 6-K filed with the Commission on October 25, 2021)	6-K	10/25/2021	99.2	001-39950

10.6	Purchase Agreement dated June 7, 2022, between Evaxion Biotech A/S and Lincoln Park Capital Fund, LLC	6-K	06/07/2022	10.1	001-39950

10.7	Registration Rights Agreement dated June 7, 2022, between Evaxion Biotech A/S and Lincoln Park Capital Fund, LLC	6-K	06/07/2022	10.2	001-39950

10.8	Capital on DemandTM Sales Agreement dated October 3, 2022 between Evaxion Biotech A./S and JonesTrading Institutional Services LLC	6-K	10/04/2022	1.1	001-39950

10.9	Agreement for the Issuance and Subscription of Notes	6-K	08/04/2023	10.1	001-39950

10.10	Form of Securities Purchase Agreement	6-K	12/21/2023	10.1	001-39950

10.11	Form of Investment Agreement	6-K	12/21/2023	10.2	001-39950

10.12	Form of Registration Rights Agreement	6-K	12/21/2023	10.3	001-39950

21.1	List of Subsidiaries of the Registrant	F-1/A	11/03/2021	21.1	333-260493

23.1*	Consent of, independent registered public accounting firm

23.2*	Consent of Mazanti-Andersen (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

107*	Filing Fee Table

*	Previously Filed

**	Filed herewith

Item 9. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post- effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-1.

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(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on January 31, 2024.

EVAXION BIOTECH A/S

By:	/s/ Christian Kanstrup
Name: Christian Kanstrup
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Christian Kanstrup	Chief Executive Officer (Principal Executive Officer)	January 31, 2024
Christian Kanstrup

	/s/ *		January 31, 2024
	Jesper Nyegaard Nissen	Interim Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

	/s/ *	Chairman of the Board of Directors	January 31, 2024
Marianne Søgaard

	/s/ *	Director	January 31, 2024
Roberto Prego

	/s/ *	Director	January 31, 2024
Lars Holtug

	/s/ *	Director	January 31, 2024
Niels Iversen Møller

*By:	/s/ Christian Kanstrup

Christian Kanstrup
Attorney-In-Fact
January 31, 2024

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Evaxion Biotech A/S, has signed this Amendment No. 1 to this Form F-1 Registration Statement in New York, New York on January 31, 2024.

EVAXION BIOTECH, INC.

By:	/s/ Roberto Prego
Roberto Prego
Director

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